Exhibit 99.10

2018 EQUITY COMPENSATION PLAN

OF

PACIFIC DATA PARTNERS LLC

1. Establishment and Purpose. The 2018 Equity Compensation Plan of Pacific Data Partners LLC (the “Plan”) was established in order to facilities the proposed acquisition of Pacific Data Partners LLC (the “Company”) by Acxiom Corporation, the predecessor of LiveRamp Holdings, Inc. (“Parent”), through its wholly-owned subsidiary, LiveRamp, Inc. (the “Acquiror”) (the “Acquisition”). The Plan is effective as of immediately prior to the closing of the Acquisition and conditioned upon the consummation of the Acquisition. The expectation is that upon closing of the Acquisition that Parent will assume all Awards granted under the Plan. The purpose of the Plan is to enhance the value of the Acquisition for Parent and Acquiror and concurrently provide meaningful incentives for the Company’s majority owners to cause the Company following the closing of the Acquisition to achieve substantial performance goals.

2. Definitions. The following capitalized terms, when used in the Plan, have the following meanings:

(a) “Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(b) “Affiliated Company” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company or any of its Subsidiaries has an ownership interest.

(c) “Associate” means any employee, officer (whether or not also a director), director, affiliate, independent contractor or consultant of the Company, a Subsidiary or an Affiliated Company who renders those types of services which tend to contribute to the success of the Company, its Subsidiaries or its Affiliated Companies, or which may reasonably be anticipated to contribute to the future success of the Company, its Subsidiaries or its Affiliated Companies.

(d) “Award” means the grant, pursuant to the Plan, of any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Awards, Performance Share, Performance Unit, Qualified Performance-Based Award, or Other Stock Unit Award. The terms and conditions applicable to an Award shall be set forth in applicable Grant Documents.

(e) “Award Agreement” means any written or electronic agreement, contract, or other document or instrument evidencing any Award granted by the Committee or the Board hereunder, which may, but need not, be executed or acknowledged by both the Company and the Participant.

(f) “Board” means (i) prior to the closing of the Acquisition, the Managers, and (ii) following the closing of the Acquisition, the Board of Directors of Parent (as well as any successor to the Board of Directors of Parent).

(g) “Class A Units” shall have the same meaning set forth in the Operating Agreement, or any security into which such Class A Units may be changed by reason of any transaction or event of the type described in Section 13 of the Plan. Following the closing of the Acquisition, references to Class A Units will mean the common stock of Parent, par value $0.10 per share, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 13 of the Plan (“Common Stock”).

(h) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

(i) “Committee” means (i) prior to the closing of the Acquisition, the Compensation Committee of the Managers (as well as any successor to the Compensation Committee and any Company officers to whom authority has been lawfully delegated by the Compensation Committee), and (ii) following the closing of the Acquisition, the Compensation Committee of the Board of Directors of Parent (as well as any successor to the Compensation Committee and any officers of Parent to whom authority has been lawfully delegated by the Compensation Committee of the Board of Directors of Parent).

(j) “Date of Grant” means the date specified by the Committee or the Board, as applicable, on which a grant of an Award will become effective, but in all instances will occur prior to the closing of the Acquisition.

(k) “Fair Market Value” means the per unit fair market value of the Class A Units as established in good faith by the Board. Following the closing of the Acquisition, “Fair Market Value” will mean, as of any applicable determination date or for any applicable determination period, the closing price of the Common Stock as reported by Nasdaq (or any other stock exchange upon which the Common Stock may be listed for trading).

(l) “Grant Documents” means any written or electronic Award Agreement, memorandum, notice, and/or other document or instrument evidencing the terms and conditions of the grant of an Award by the Committee or the Board under the Plan, which may, but need not, be executed or acknowledged by both the Company and the Participant.

(m) “Legal Requirements” means any laws, or any rules or regulations issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Nasdaq (or any other stock exchange upon which the Class A Units or, following the closing of the Acquisition, Common Stock, may be listed for trading), or any other governmental or quasi governmental agency having jurisdiction over the Company or the Plan.

(n) “Managers” shall have the same meaning as set forth in the Operating Agreement.

(o) Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Pacific Data Partners LLC effective as of March 1, 2017.

(p) “Other Class A Unit Award” means any right granted to a Participant by the Committee or Board pursuant to Section 8 hereof.

(q) “Participant” means an Associate who is selected by the Committee or the Board to receive an Award under the Plan.

(r) “Performance Award” means any Award of Performance Class A Units or Performance Units pursuant to Section 7 hereof.

(s) “Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period in a Grant Document. The Performance Goals may be based upon the performance of the Company (or a division, organization or other business unit thereof), a Subsidiary, an Affiliated Company, or of an individual Participant, using one or more of the Performance Measures selected by the Committee in its discretion. Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies or a defined index. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles, but shall be adjusted by the Committee to take into account the effect of the following: changes in accounting standards that may be required by the Financial Accounting Standards Board after the Performance Goal is established; realized investment gains and losses; extraordinary, unusual, non-recurring, or infrequent items; “non-GAAP financial measures” that have been included in the Company’s quarterly earnings releases and disclosed to investors in accordance with SEC regulations; and other items as the Committee determines to be required so that the operating results of the Company (or a division, organization or other business unit thereof), a Subsidiary or an Affiliated Company shall be computed on a comparative basis from Performance Period to Performance Period. Determinations made by the Committee shall be based on relevant objective information and/or financial data, and shall be final and conclusive with respect to all affected parties.

(t) “Performance Measures” means one or more of the following criteria, on which Performance Goals may be based: (a) earnings (either in the aggregate or on a per-unit basis, reflecting dilution of Class A Units as the Committee deems appropriate and, if the Committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including operating, free or net cash flows); (d) financial return ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the Class A Units of a specified value for a specified period of time, (f) Class A Unit price, or Class A Unit price appreciation; (g) earnings growth or growth in earnings per Class A Unit; (h) return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (i) adjusted pre-tax margin; (j) pre-tax profits; (k) operating margins; (l) operating profits; (m) operating expenses; (n) dividends; (o) net income or net operating income; (p) growth in operating earnings or growth in earnings per Class A Unit; (q) value of assets; (r) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (s) aggregate product price and other product measures; (t) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (u) reduction of losses, loss ratios or expense ratios; (v) reduction in fixed costs; (w) operating cost management; (x) cost of capital; (y) debt reduction; (z) productivity improvements; (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (bb) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; or (cc) Associate diversity goals.

Performance Measures may be applied on a pre-tax or post-tax basis, and may be based upon the performance of the Company (or a division, organization or other business unit thereof), a Subsidiary, an Affiliated Company, or of an individual Participant. The Committee may, at any time, provide that the Performance Goals for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, and any unusual nonrecurring gain or loss.

(u) “Performance Period” means that period established by the Committee or the Board at the time any Award is granted or at any time thereafter during which any performance goals specified by the Committee or the Board with respect to such Award are to be measured.

(v) “Performance Class A Unit” means any grant pursuant to Section 7 hereof of a right to receive the value of a Class A Unit, or a portion or multiple thereof, which value may be paid to the Participant by delivery of such property as the Committee or Board shall determine, including, without limitation, cash, Class A Units, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee or the Board shall establish at the time of such grant or thereafter.

(w) “Performance Unit” means any grant pursuant to Section 7 hereof of a right to receive the value of property other than a Class A Unit, or a portion or multiple thereof, which value may be paid to the Participant by delivery of such property as the Committee or Board shall determine, including, without limitation, cash, Class A Units, or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee or the Board shall establish at the time of such grant or thereafter.

(x) “Restricted Unit” means a right awarded to a Participant that, subject to Section 6, may result in the Participant’s ownership of Class A Units upon, but not before, the lapse of restrictions related thereto.

(y) “Restriction Period” means the period of time specified by the Committee or Board pursuant to Sections 6 and 8 below.

(z) “Rule 16b-3” means Rule 16b-3 under Section 16 of the Act, as such Rule may be in effect from time to time.

(aa) “Subsidiary” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock, membership or other interests issued by such corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity.

3. Administration. The Plan shall be administered by the Committee and the Board. Except as otherwise provided herein, each of the Committee or the Board has the full authority and discretion to administer the Plan, and to take any action that is necessary or advisable in connection with the administration of the Plan including, without limitation, the authority and discretion to:

(a) select the Associates eligible to become Participants under the Plan;

(b) determine whether and to what extent Awards are to be granted;

(c) determine the number of Class A Units to be covered by each grant;

(d) determine the terms and conditions, not inconsistent with the terms of the Plan, of any grant hereunder (including, but not limited to, the term of the Award and any restriction, limitation, procedure, or deferral related thereto, provisions relating to the effect upon the Award of a Participant’s cessation of employment, acceleration of vesting, forfeiture provisions regarding an Award and/or the profits received by any Participant from receiving an Award, and any other terms and conditions regarding any Award, based in each case upon such guidelines and factors as the Committee or Board shall determine from time to time in their sole discretion);

(e) determine whether, to what extent and under what circumstances grants under the Plan are to be made and operate, whether on a tandem basis or otherwise, with other grants or awards (whether equity or cash based) made by the Company under or outside of the Plan; and

(f) delegate to one or more officers of the Company the right to grant Awards under the Plan, provided that such delegation is made in accordance with the provisions of applicable state and federal laws.

Each of the Committee and the Board shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Award granted under thereunder (and any Grant Documents relating thereto); and to otherwise supervise the administration of the Plan.

Each of the Committee and the Board shall also have the authority to provide, in their discretion, for the rescission, forfeiture, cancellation or other restriction of any Award granted under the Plan, or for the forfeiture, rescission or repayment to the Company by a Participant or former Participant of any profits or gains related to any Award granted hereunder, or other limitations, upon the occurrence of such prescribed events and under such circumstances as the Committee or the Board shall deem necessary and reasonable for the benefit of the Company; provided, however, that this provision shall have no application after a Change in Control Event (as defined below in Section 9) has occurred.

All decisions made by the Committee and the Board pursuant to the provisions of the Plan shall be made in the Committee’s or Board’s sole discretion and shall be final and binding on all persons including the Company and any Participant. No member of the Committee or Board will be liable for any such action taken or omitted to be taken or determination made in good faith.

4. Class A Units Subject to the Plan.

(a) A number of Class A Units (“Total Class A Units”) will be reserved under, and may be issued pursuant to, the Plan necessary to satisfy any obligations with respect to outstanding Awards granted under the Plan. Following the closing of the Acquisition, Common Stock may consist, in whole or in part, of authorized and unissued shares or treasury shares, as determined in the discretion of the Committee or the Board.

(b) To the extent any Class A Units subject to an Award are not delivered to a Participant because such Class A Units are used to satisfy an applicable tax withholding obligation, such Class A Units that are not delivered shall be deemed delivered and shall not thereafter be available for delivery in connection with Awards.

(c) Class A Units available for issuance or reissuance under the Plan will be subject to adjustment as provided in Section 13 below.

5. Eligible Participants. All Associates shall be eligible to receive Awards and thereby become Participants in the Plan, regardless of such Associate’s prior participation in the Plan or any other benefit plan.

6. Restricted Unit Awards.

(a) Issuance. A Restricted Unit Award shall be subject to restrictions imposed by the Committee or the Board during a period of time specified by the Committee or Board (the “Restriction Period”). Restricted Unit Awards may be issued hereunder to Participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Unit Awards need not be the same with respect to each Participant.

(b) Restricted Units.

(i) The Company may grant Restricted Units to those Associates as the Committee or the Board may select in its sole discretion. Restricted Units represent the right to receive Class A Units in the future, at such times, and subject to such conditions as the Committee or the Board shall determine. The restrictions imposed shall take into account potential tax treatment under Code Section 409A.

(ii) Until the Restricted Unit is released from restrictions and any Class A Units subject thereto are delivered to the Participant, the Participant shall not have any beneficial ownership in any Class A Units subject to the Restricted Unit, nor shall the Participant have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Restricted Unit or any interest therein. Except as required by any law, no Restricted Unit nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Participant, whether as the direct or indirect result of any action of the Participant or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.

(iii) Upon the lapse of the restrictions, the Participant holder of Restricted Units shall, except as noted below, be entitled to receive, as soon as administratively practical, (a) that number of Class A Units subject to the Award that are no longer subject to restrictions, (b) cash in an amount equal to the Fair Market Value of the number of Class A Units subject to the Award that are no longer subject to restrictions, or (c) any combination of Class A Units and cash, in the case of (a)—(c) as the Committee or the Board shall determine in their sole discretion, or shall have specified at the time the Award was granted.

(iv) Restricted Units and the entitlement to Class A Units, cash, or any combination thereunder will be forfeited and all rights of a Participant to such Restricted Units and the Class A Units thereunder will terminate if the applicable restrictions are not satisfied.

(v) A Participant holder of Restricted Units is not entitled to any rights of a holder of the Class A Units (e.g., voting rights), prior to the receipt of such Class A Units pursuant to the Plan. No dividends, dividend equivalents or other similar payments shall be payable in respect of an outstanding Restricted Unit.

(vi) The Committee or the Board may withhold, in accordance with Section 14(f) hereof, any amounts necessary to collect any withholding taxes upon any taxable event relating to any Restricted Units.

(vii) The granting of Restricted Units and the delivery of any Class A Units is subject to compliance by the Company with all applicable Legal Requirements.

(viii) At the time of grant of Restricted Units (or at such earlier or later time as the Committee or the Board determines to be appropriate in light of the provisions of Code Section 409A), the Committee or the Board may permit a Participant to elect to defer receipt of the Class A Units or cash to be delivered upon lapse of the restrictions applicable to the Restricted Units in accordance with rules and procedures that may be established from time to time by the Committee or the Board. Such rules and procedures shall take into account potential tax treatment under Code Section 409A, and may provide for payment in Class A Units or cash.

7. Performance Awards.

(a) Grant. The Company may grant Performance Awards to Associates on any terms and conditions the Committee or the Board deem desirable. Each Award of Performance Awards shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and the Grant Documents.

(b) Performance Goals. The Committee or the Board may set Performance Goals which, depending on the extent to which they are met during a Performance Period, will determine the number of Performance Class A Units or Performance Units that will be delivered to a Participant at the end of the Performance Period. The Performance Goals may be set at threshold, target, and maximum performance levels, and the number of Performance Class A Units or Performance Units to be delivered may be tied to the degree of attainment of the various performance levels specified under the various Performance Goals during the Performance Period. No payment shall be made with respect to a Performance Award if any specified threshold performance level is not attained.

(c) Beneficial Ownership. A Participant receiving a Performance Award shall not have any beneficial ownership in any Class A Units subject to such Award until Class A Units are delivered in satisfaction of the Award, nor shall the Participant have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Performance Award or any interest therein. Except as required by any law, neither the Performance Award nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Participant, whether as the direct or indirect result of any action of the Participant or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.

(d) Determination of Achievement of Performance Awards. The Committee or the Board shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify the degree to which each of the Performance Goals have been attained.

(e) Payment of Performance Awards. After the applicable Performance Period has ended, a recipient of a Performance Award shall be entitled to payment based on the performance level attained with respect to the Performance Goals applicable to the Performance Award. Performance Awards shall be settled as soon as practicable after the Committee or Board determines and certifies the degree of attainment of Performance Goals for the Performance Period. Subject to the terms and conditions of the Grant Documents, payment to a Participant with respect to a Performance Award may be made (a) in Class A Units, (b) in cash, or (c) any combination of Class A Units and cash, in the case of (a)—(c) as the Committee or the Board may determine at any time in their sole discretion.

(f) Limitation on Rights/Withholding. A recipient of a Performance Award is not entitled to any rights of a holder of the Class A Units (e.g. voting rights), prior to the receipt of such Class A Units pursuant to the Plan. No dividends, dividend equivalents or other similar payments shall be payable in respect of an outstanding Performance Award. The Committee or the Board may withhold, in accordance with Section 14(f) hereof, any amounts necessary to collect any withholding taxes upon any taxable event relating to Performance Awards.

8. Other Unit Awards. Other Awards of Class A Units and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Class A Units or other property (“Other Class A Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Class A Unit Awards may be paid in Class A Units, cash or any other form of property as the Committee or the Board may determine. Subject to the provisions of the Plan, the Committee or the Board shall have sole and complete authority to determine the Associates to whom such Awards shall be made, the times at which such Awards shall be made, the number of Class A Units to be granted pursuant to such Awards, and all other terms and conditions of such Awards. The provisions of Other Class A Unit Awards need not be the same with respect to each Participant. For any Award or Class A Units subject to any Award made under this Section 8, the vesting of which is conditioned only on the passage of time, such Restriction Period shall be a minimum of two (2) years for full vesting. Class A Units (including securities convertible into Class A Units) subject to Awards granted under this Section 8 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. No dividends, dividend equivalents or other similar payments shall be payable in respect of an outstanding Other Class A Unit Award.

9. Change in Control. Upon the closing of the Acquisition, Awards granted hereunder will be assumed by Parent. Following the closing of the Acquisition, and notwithstanding any other provision of the Plan to the contrary, a “Change in Control Event” will occur upon the consummation of one or a series of related transactions effecting: (i) the acquisition by a Third Party of at least a majority of the outstanding voting power of Parent (by means of any stock acquisition, merger or similar transaction), other than any transaction where the holders of the Parent voting securities immediately prior thereto retain beneficial ownership of securities that represent immediately after such transaction more than fifty percent (50%) of the total combined voting power of the entity that survives such transaction or the parent of the entity that survives such transaction; or (ii) the sale to a Third Party of all or substantially all of the assets of Parent; provided, that, for the avoidance of doubt, a Change in Control Event shall not include any internal reorganization (including the sale of one or more businesses), spin-off, separation or other similar corporate restructuring of Parent or any of its Subsidiaries. “Third Party” means any person not affiliated with Parent or any of its Subsidiaries prior to the transaction. For avoidance of doubt, a Change in Control Event shall not include preliminary transaction activities such as receipt of a letter of interest, receipt of a letter of intent or an agreement in principle. In connection with a Change in Control Event, each outstanding Award will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or affiliate thereof). Notwithstanding the definition of Change in Control Event above in this Section 9, to the extent required to avoid the adverse tax consequences under Section 409A of the Code, a Change in Control Event shall be deemed to occur only to the extent it also meets the requirements for a change in control event for purposes of Section 409A of the Code.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Award will be treated as set forth in the applicable Award Agreement.

For the purposes of this Section 9, an Award will be considered assumed if, following the Change in Control Event, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control Event, the consideration (whether stock, cash, or other securities or property) received in the Change in Control Event by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Common Stock); provided, however, that if such consideration received in the Change in Control Event is not solely common stock of the successor corporation or its parent entity, the Committee or Board may, with the consent of the successor corporation, provide for the consideration to be received upon the payout of any Award, for each share of Common Stock subject to such Award, to be solely common stock of the successor corporation or its parent entity equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control Event.

Notwithstanding anything in this Section 9 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s written consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control Event corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

10. Clawback. All Awards granted pursuant to this Plan are subject to the Company’s “clawback policy” as may be in effect at the time.

11. Transferability of Awards.

(a) Awards granted under the Plan may be transferred by a Participant to: (i) the Participant’s family members (whether related by blood, marriage, or adoption and including a former spouse); (ii) trust(s) in which the Participant’s family members have a greater than 50% beneficial interest; (iii) trusts, including but not limited to charitable remainder trusts, or similar vehicles established for estate planning and/or charitable giving purposes; and (iv) family partnerships and/or family limited liability companies which are controlled by the Participant or the Participant’s family members, such transfers being permitted to occur by gift or pursuant to a domestic relation order, or, only in the case of transfers to the entities described in clauses (i), (ii) and (iii) immediately above, for value. The Committee or Board, or their authorized designees may, in their sole discretion, permit transfers of Awards to other persons or entities upon the request of a Participant; provided, however, that such Awards may not be transferred to a third party financial institution for value, including as collateral. Subsequent transfers of previously transferred Awards may only be made to one of the permitted transferees named above, unless the subsequent transfer has been approved by the Committee or the Board, or their authorized designee(s). Otherwise, such transferred Awards may be transferred only by will or the laws of descent and distribution.

(b) Concurrently with any transfer, the transferor shall give written notice to the Plan’s then-current Plan administrator of the name and address of the transferee, the number of Class A Units being transferred, the Date of Grant of the Awards being transferred, and such other information as may reasonably be required by the administrator. Following a transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The provisions of the Plan and applicable Grant Documents shall continue to be applied with respect to the original Participant, and such Awards shall be exercisable by the transferee only to the extent that they could have been exercised by the Participant under the terms of the original Grant Documents. The Company disclaims any obligation to provide notice to a transferee of any termination or expiration of a transferred Award.

12. Alteration, Termination, Discontinuance, Suspension, and Amendment.

(a) The Committee or the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) approval of the Members if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Committee or Board deems it necessary or desirable to qualify or comply; or (ii) the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee or the Board may make technical amendments to the Plan as may be necessary so as to have the Plan conform to any Legal Requirements in any jurisdiction within or outside the United States, so long as approval of the Members of such technical amendments is not required.

(b) The Committee or Board may amend the terms of any outstanding Award, prospectively or retroactively, except that no such amendment shall impair the rights of any Participant without his or her consent. Subject to the requirements of paragraph (c) below, the Committee or Board may, without the consent of the Participant, amend any Grant Documents under the Plan or otherwise take action to waive any condition or restriction applicable to an Award; to amend the definition of a change in control of the Company (if such a definition is contained in such Grant Documents) to expand the events that would result in a change in control and to add a change in control provision to such Grant Documents (if such provision is not contained in such Grant Documents); and may amend any such Grant Documents in any other respect with the consent of the Participant.

(c) If an amendment would (i) materially increase the benefits to participants under the Plan, (ii) increase the aggregate number of Class A Units that may be issued under the Plan, or (iii) materially modify the requirements for participation in the Plan by materially increasing the class or number of persons eligible to participate in the Plan, then such amendment shall be subject to approval of the Members.

(d) If required by any Legal Requirement, any amendment to the Plan or any Award will also be submitted to and approved by the requisite vote of the Members of the Company. If any Legal Requirement requires the Plan to be amended, or in the event any Legal Requirement is amended or supplemented (e.g., by addition of alternative rules) to permit the Company to remove or lessen any restrictions on or with respect to an Award, the Board and the Committee each reserve the right to amend the Plan or any Grant Documents evidencing an Award to the extent of any such requirement, amendment or supplement, and all Awards then outstanding will be subject to such amendment.

(e) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.

13. Adjustment of Class A Units; Effect of Certain Transactions. Notwithstanding any other provision of the Plan to the contrary, in the event of any change affecting the Class A Units subject to the Plan or any Award (through merger, consolidation, reorganization, recapitalization, dividend or other distribution (whether in the form of cash, Class A Units, other securities or other property), stock split, split-up, split-off, spin-off, combination of units, exchange of units, issuance of rights to subscribe, or other change in capital structure of the Company), appropriate adjustments or substitutions shall be made by the Committee or the Board as to the (i) Total Class A Units subject to the Plan, (ii) maximum number of Class A Units for which Awards may be granted to any one Associate, (iii) number of Class A Units and price per Class A Unit subject to outstanding Awards, and (iv) class of units or other securities that may be delivered under the Plan and/or each outstanding Award, as shall be equitable to prevent dilution or enlargement of rights under previously granted Awards. The determination of the Committee or Board as to these matters shall be conclusive.

14. General Provisions.

(a) No Associate or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Associates or Participants under the Plan.

(b) The Committee or Board shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee or Board may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee or Board may, in their discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(c) All certificates for Class A Units delivered under the Plan pursuant to any Award shall be subject to such stock transfer orders and other restrictions as the Committee or Board may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Class A Units are then listed, and any applicable state or Federal securities law, and the Committee or Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee or the Board in their sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal securities laws and any other Legal Requirements to which such offer, if made, would be subject.

(e) The Committee or the Board shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.

(f) The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Plan administrator to satisfy all obligations for the payment of such taxes, not to exceed the statutory minimum withholding obligation. The Committee or Board shall be authorized to establish procedures for election by Participants to satisfy such obligations for the payment of such taxes (i) by delivery of or transfer of Class A Units to the Company, (ii) with the consent of the Committee or the Board, by directing the Company to retain Class A Units otherwise deliverable in connection with the Award, (iii) by payment in cash of the amount to be withheld, or (iv) by withholding from any cash compensation otherwise due to the Participant.

(g) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to approval of the Members if required, and such arrangements may be either generally applicable or applicable only in specific cases.

(h) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the state of Delaware and applicable Federal law.

(i) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee or the Board, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the determination of the Committee or the Board, materially altering the intent of the Plan, it shall be stricken, and the remainder of the Plan shall remain in full force and effect.

(j) Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee or the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee or Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligations with respect to tax equalization for Associates on assignments outside their home country.

(k) No Award shall be granted or exercised if the grant of the Award or the exercise and the issuance of units or other consideration pursuant thereto would be contrary to the Legal Requirements of any duly constituted authority having jurisdiction.

(l) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary or Affiliated Company, nor will it interfere in any way with any right the Company or any Subsidiary or Affiliated Company would otherwise have to terminate a Participant’s employment or other service at any time.